Quarterly Earnings Call Exhibit 99.2

Safe Harbor The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

Speakers Mr. David JohnsonChief Financial Officer Mr. Eric WintemuteChairman & Chief Executive Officer Mr. Bob TrogeleChief Operating Officer

Three-months sales International 43% of total in 2020, 41% of total in 2019 $ 000’s

Nine-months sales International 41% of total in both 2020 and 2019 $ 000’s

Gross Profit Performance Gross Profit 2020 2019 Change 2020 2019 Change US Crop 20,146 23,710 -15% 68,119 69,059 -1% US Non-crop 8,758 9,860 -11% 18,535 21,444 -14% US 28,904 33,570 -14% 86,654 90,503 -4% International 14,361 13,893 3% 35,298 40,315 -12% Total 43,265 47,463 -9% 121,952 130,818 -7% Gross Margin % 2020 2019 2020 2019 US Crop 42% 43% 46% 44% US Non-crop 48% 52% 49% 51% US 43% 45% 47% 45% International 28% 27% 27% 29% Total 37% 38% 38% 39% 3Q 9 Months ($000’s)

Factory Recovery Performance Our Long-term target is to have net factory cost at approximately 2.5% of sales

Operating Expenses Operating expenses are 33% of sales in both 2019 and 2020 $40,677 $38,782 $ 000’s

Operating Expenses Operating expenses are 33% of sales in 2019 and 34% in 2020 $110,839 $108,882 $ 000’s

Statements of Operations 3 months Ended Sept 30, 9 months Ended Sept 30, Statements of Operations 2020 2019 Change 2020 2019 Change Net Sales $117,439 $124,884 ($7,445) $317,956 $337,664 ($19,708) Gross profit 43,265 47,463 (4,198) 121,952 130,818 (8,866) Operating costs (38,782) (40,677) 1,895 (108,882) (110,839) 1,957 Operating Income 4,483 6,786 (2,303) 13,070 19,979 (6,909) Interest Expense (1,022) (2,070) 1,048 (3,804) (5,606) 1,802 Income before Tax 3,461 4,716 (1,255) 9,266 14,373 (5,107) Tax (492) (1,474) 982 (1,852) (4,059) 2,207 Income before equity method 2,969 3,242 (273) 7,414 10,314 (2,900) Equity method investment (42) (89) 47 (80) (149) 69 Net income for AVD $2,927 $3,153 ($226) $7,334 $10,165 ($2,831) Diluted shares 29,973 29,650 29,926 29,591 EPS $0.10 $0.11 $0.25 $0.34 $ 000’s

Inventory *Estimated * $ Millions $186 $163 $176 $162

Debt $ Millions

Overall Financial Performance of Operations Overall, during a period of significant disruption and economic uncertainty, we have continued to run a profitable business, generated cash and, during the last quarter, came close to achieving the same level of profitability on lower sales.

Strategic Growth Initiatives Core Business Current Business New Product Pipeline Additional Product Acquisitions, Licenses, & Geographic Expansion Green Solutions: Protectants & Nutritionals Biorational Offerings AgriCenter & OHP Agrinos BioStimulants (Soil Health/Nutritional Facilitators) Envance Essential Oil Solutions (Insecticides, Herbicides) Precision AG Technologies Prescription Application System(s) SIMPAS™; SmartBox Plus Targeted deposition for maximum yield, minimum cost, environmental benefits Ultimus™ Data Retention / Treatment Documentation Records for food treatment compliance & carbon sequestration tabulation

Core Business Fumigants Growth Regulators Insecticides Granular Insecticides Herbicides Fungicides

$ Millions Core Business Targets $736

Green Solutions Target $ Millions $140 4

SIMPAS: Value Capture Target $ Millions 4

Strategic Growth Targets $ Millions $985

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